Exhibit 99.1

United Rentals, Inc.

100 First Stamford Place

Suite 700

Stamford, CT 06902

Telephone: 203 622 3131

Fax: 203 622 6080

www.unitedrentals.com

Paul McDonnell to Step Down from United Rentals

STAMFORD, Conn. — September 22, 2020 — United Rentals, Inc. (NYSE: URI) today announced that Paul McDonnell, chief commercial officer, will leave the company on September 30, 2020. Mr. McDonnell will continue to provide advisory services to United Rentals in an independent capacity for 24 months. His leadership responsibilities with respect to sales and specialty operations will be absorbed under Dale Asplund, chief operating officer.

Matthew Flannery, chief executive officer of United Rentals, said, “We thank Paul for his significant contributions to the success of our company, both as a talented leader and a strong advocate for our customers. He led the growth of our specialty rental segment to the largest network of its kind in the world. I’m pleased that Paul will remain available to us, and I join our executive team in wishing him continued success.”

Mr. McDonnell’s tenure in the rental industry includes 21 years with United Rentals. He joined the company in 1999 upon the acquisition of D&E Steelplate Rental, and subsequently held roles of increasing responsibility, leading to his appointment as executive vice president and chief commercial officer in 2019.

Mr. McDonnell said, “It has been an honor to help grow United Rentals from its early days in equipment rental to a $9 billion industry leader and innovator. I share my pride in those accomplishments with the many extraordinary people I’ve had the privilege to work with along the way. I wish the company continued success.”

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,169 rental locations in North America and 11 in Europe. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 18,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 4,000 classes of equipment for rent with a total original cost of $14.13 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Contact:

Ted Grace

(203) 618-7122

Cell: (203) 399-8951

tgrace@ur.com